Exhibit 99.1

CSFB MAKES CHANGES TO PROMOTE UNIFIED FIRM CULTURE

New York, November 13, 2001 – Credit Suisse First Boston today issued the following memorandum to all employees from Chief Executive Officer John Mack regarding progress on efforts to promote a more unified culture throughout CSFB.  The memorandum summarizes progress on John Mack’s efforts to modify various employment arrangements to tie compensation to the Firm as a whole rather than to individual divisions.  This includes changes to employment arrangements with individuals in the Firm’s Investment Banking Division, Technology Group and Fixed Income Group.

Additionally, the Firm announced today that, consistent with John Mack’s goal of creating a more cohesive culture, Head of CSFB Technology Group Frank Quattrone, would, in addition to continuing his role with the Technology Group, join the CSFB Executive Board.

The text of the memorandum from John Mack to CSFB employees follows:

"To All Staff:
Since arriving at CSFB, I have focused a great deal on how we can build a more cohesive culture throughout the Firm – a culture that will break down silos, promote cross-selling and grow our business by leveraging strengths across all of CSFB’s divisions.  This is the only way that we can ensure that CSFB is truly one of the premier financial institutions in the world – a goal that I know we all share.

"An important element in achieving this goal is creating a compensation system throughout the Firm that ties financial rewards not only to the performance of individual divisions but also to the success of the entire Firm.  To that end, we have been holding discussions with people in various divisions about modifying their employment agreements.

"While this process is still ongoing, we have made significant progress.  I am pleased to report that the response from within the Firm has been very positive.  Last month, we reached agreement with the vast majority of people in the Investment Banking Division.  This week, the Technology Group, led by Frank Quattrone, George Boutros and Bill Brady, and the Fixed Income Group, led by Jack DiMaio, agreed to changes that will better position the Firm for future growth.

"I am extremely grateful to everyone who has participated in this process over the past several months.  Their willingness to make these changes to their compensation arrangements demonstrates their tremendous commitment to the future of CSFB.  While these changes will produce significant savings for the Firm, the driving goal is to change the culture of the Firm.

"Now all of us must work together across every division to build our business going forward.  We can do this best by focusing intensely on delivering our clients the highest quality of service and drawing on our strongest capabilities throughout the Firm.

I want to thank everyone in the Firm for their support and commitment to the future of CSFB."

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Credit Suisse First Boston (CSFB) is a leading global investment bank serving institutional, corporate, government and individual clients. CSFB’s businesses include securities underwriting, sales and trading, investment banking, private equity, financial advisory services, investment research, venture capital, correspondent brokerage services and retail online brokerage services. CSFB operates in over 89 locations across more than 37 countries on 6 continents. The Firm is a business unit of the Zurich-based Credit Suisse Group, a leading global financial services company. For more information on Credit Suisse First Boston, please visit our Web site at http://www.csfb.com.

The foregoing may contain projections or other forward-looking statements that involve risks and uncertainties.  Readers are cautioned that these statements are only projections and may differ materially from actual future results or events.  Readers are referred to the documents filed by Credit Suisse Group and Credit Suisse First Boston (USA), Inc. with the SEC, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including, among other things, risks relating to market fluctuations and volatility, significant interest rate changes, credit exposures, cross border transactions and foreign exchange fluctuations, impaired liquidity, competition and legal liability.  All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements unless otherwise required by law.

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Press Contacts:    Jeanmarie McFadden          CSFB - New York                                         (212) 325-5898